Exhibit 4(g)


                            CERTIFICATE OF TRUST

                                     OF

                           PACIFICORP CAPITAL II


     THIS CERTIFICATE OF TRUST of PacifiCorp Capital II (the "Trust"), dated May 3, 1996, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

     1. Name. The name of the business trust being formed hereby is PacifiCorp Capital I.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), 23 White Clay Center, Newark, New Castle County, Delaware 19711.

     3. Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

     4. Effective Date. This Certificate of Trust shall be effective as of its filing.

         IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                                       THE BANK OF NEW YORK,
                                       as Trustee

W.E. PERESSINI                         By VIVIAN GEORGES
- ----------------------------------        --------------------------------
William E. Peressini, as Trustee          Name: Vivian Georges
                                          Title: Assistant Vice President


                                       THE BANK OF NEW YORK (DELAWARE),
                                       as Trustee

                                       By WALTER DOUGLAS
                                          --------------------------------
                                          Name: Walter Douglas
                                          Title: Senior Vice President and
                                                 Chief Financial Officer